Exhibit 99.1

Contacts:	BIO-key International, Inc. Scott Mahnken 732-359-1113

On Monday, August 15th 2011 during our second quarter earnings conference call we shared the news of the SIC Acquisition but an incorrect “dial in” number in our announcement and press release resulted in many callers being unable to connect and join the questions and answers session.  Therefore, we felt it was imperative to open the discussion to a national audience and add more detail in the following Frequently Asked Question Summary. We are forecasting an enthusiastic response from new and existing customers as we introduce our new full and complete biometric fingerprint solutions for the iPad, iPhone and iPod and welcome any questions or comments that you may have.  Please feel free to call or write at the following (866) 846-2594 or (732) 359-1100 or info@bio-key.com

Why does BIO-key consider the potential acquisition of S.I.C. to be the most compelling event in the company’s history?

There are several reasons:

Our customers are seeking a total solution and prefer establishing a single relationship with one vendor that can address all of their biometric security requirements.  Adding the S.I.C. product line diversifies our selection of products and services allowing us to compete for more projects moving forward.

Secondly the mobile market is vast and growing and the need for biometric solutions is burgeoning. Thus the fundamental inspiration for this acquisition is to pioneer the integration of biometric solutions for advanced mobile devices.  The market demand for technology — security and convenience must be addressed and we believe BIO-key is very well positioned to champion the effort.  Physicians have embraced the iPad yet don’t embrace having to input tedious sophisticated passwords upon entering each transaction.  In the commercial / retail space we have witnessed an epidemic of security breaches and this too presents tremendous opportunities for biometric solutions.  Providers already have the technology to introduce mobile banking, but they have yet to identify the best way to secure such transactions.  Lastly we believe offering an innovative solution today for Apple products puts us in a highly competitive, leadership position and will enable BIO-key to grow exponentially.

When does BIO-key expect to finalize and close the transaction?

It is expected that the Definitive Agreements will be executed and the acquisition will be complete by the end of September or early October pending normal and customary regulatory items.

Will BIO-key be seeking to raise additional capital to fund the acquisition?

BIO-key will likely attempt to secure debt financing to insure the proper level of working capital to manufacture the product, conduct national marketing campaigns and align with a world class advertising agency, as well as increase our sales footprint.  With our clean balance sheet and cap table we don’t see an issue in doing so and more importantly doing it without any significant dilution.

How will the transaction be financed?

The purchase price will be largely accomplished with BIO-key stock and earnouts based on product performance. Not accounting for additional financing and given the retirement of some 20 million warrants during the past year, we believe the number of fully diluted shares outstanding post transaction will be generally consistent with our capital structure of late last year.

Who will be in charge moving forward; what will the management team look like?

The leadership team will remain intact.  Mike DePasquale will remain as the Company’s CEO.  Eric Talbot, President / CEO of S.I.C. Biometrics will become Vice President of BIO-key’s Mobility Division.   The current team of Randy Fodero VP Sales and Scott Mahnken VP Marketing will also remain and will assume responsibility for the same functions in the integrated company.

How will the S.I.C. employees integrate?

The remaining employees of S.I.C. will continue to fulfill the responsibilities of their positions and Eric will be adding resources within the Mobility Division to enhance our sales, support, engineering and design capabilities.

Will the newly formed company still maintain operations in Canada and France — what about manufacturing?

We will continue to operate in Canada and will also inherit a sales office outside of Paris, France that will become our European Headquarters and will cover the European and Middle-East markets. Current plans are to continue to manufacture products in Canada while seeking additional options in anticipation of increasing demand.  We may also source US manufacturing capability depending on technology and business factors.

Is BIO-key considering a reverse stock split?

Although there are both potential positive and negative outcomes of a reverse stock split,

at the time of this announcement a reverse split is not being considered.  As we have declared a number of times it will only be done from a position of strength and to enhance our currency so additional investors can participate in the upside potential that BIO-key presents.  When the share price rises to that appropriate level perhaps it will once again be considered.

What happened to the unnamed international deal?

Our partner who secured the contract is experiencing minor delays in deployment due to the typical and expected unstable nature of third world environments.  Any company dealing in that venue experiences these issues but for sure the project is still moving forward and the integration and deliverables BIO-key is responsible for have been executed.  Although we are disappointed with the delays and the extension of revenue potential out to future quarters we have experienced similar issues in the past.  Some might say it is the price one pays when dealing with international government and its bureaucracy.

How can we use the term — leader, pioneer, or revolutionary?

LEADERSHIP
There are very few companies in the biometric industry that can trace their roots back to 1993.  BIO-key has supported many facets of business and industry including introducing key biometric security with its former law enforcement division.  Today, BIO-key software is interoperable with virtually every fingerprint reader on the market an achievement that no other company can claim. BIO-key software is award winning and the BIO-key algorithm has tested to one of the fastest and most accurate.   Our accomplishments have helped us build relationships with marquee clients such as the FBI — AT&T — IBM - LexisNexis and many others.

PIONEERS
BIO-key is the first company to offer such vast interoperability.  BIO-key has a history of developing biometric technology during the days when it wasn’t as widely recognized and today we are spearheading the campaign to bring the security and convenience of fingerprint biometrics to advanced mobile devices such as the smartphone and tablet.  Yes…..we are pioneers.

REVOLUTIONARY
There is already a revolution; we just want to be part of it.  The mobility revolution has been evolving during the past ten years and with the introduction of Tablets and Smartphone’s the momentum is unstoppable.  Although the developers have dedicated countless hours to developing advanced applications and functionality little time or money has been invested in the security and identification process.  If your phone has the ability to make an online purchase, transfer funds from checking to savings, review your important work files and documents doesn’t it require the strongest security available?

Is Management aligned with the interest of our common shareholders??

Very much so! While we are deeply disappointed with our present stock price and the lack of more significant revenue traction, the management team is proud of what it has been able to accomplish. With marginal resources relative to its competitors and operating in a market space that has had almost no demand for biometrics in the past, the company has been able to survive, while others have failed. Through incredible sustained effort and creativity we have eliminated $16 million of debt, thus creating substantial shareholder value. We have taken a company with embryonic biometric science and created one of the leading finger biometric products on the market — the technology is so accurate, scalable and robust that it is the core technology used by the FBI in its Next Generation Identification program.  Every single employee at BIO-key receives part of their compensation in the form of stock options and the value of those options is totally dependent on our performance and ultimately the price of our shares.

These accomplishments have now positioned us for this acquisition that has the potential to alter the market for security on mobile devices, especially on the Apple platforms.

What is the impartial / analysts view of the market potential in Mobility and is it the perfect storm for biometrics?

Analyst Forecasts

•                  Gartner forecasts 428 million Smartphone’s will be sold in 2011.  The Gartner forecast for 2012 is 630 million units and by 2015 the number reaches 1.1 billion units.

•                  Gartner forecasts 2011 iPhone sales to be 90,560,000 units

•                  J.P. Morgan forecasts 2011 iPad sales to be 31,000,000 units

•                  The iPad is outselling the competition at a staggering rate of 24-1according to The Next Web

•                  Barron’s forecast 2012 iPad sales to be 48 million units

•                  Needham analyst Charlie Wolf forecasts 233 million tablets will be sold in 2020 and predicts that Apple will own 60% of the market or 139,800,000 units sold

•                  Acuity Intelligence forecast that 87% of all Passports and Visa’s will be electronic ePassports and eVisas

When will S.I.C. generate revenue?

S.I.C. already generates revenue as witnessed by the announcement of a contact with one of Canada’s leading hospitals.  The contact is worth $1.5 USD.  The current S.I.C. pipeline will generate revenue for BIO-key beginning in our fourth calendar quarter.

How can I listen to the recorded earnings and announcement conference call?

Dial (877) 344-7529 or (412) 317-0088 and use the access code 452169#

About S.I.C. Biometrics

S.I.C Biometrics Inc. located in Montreal Canada, develops and manufacturers biometric plug-in mobile fingerprint scanners, biometric proximity cards and access control solutions.  S.I.C. Biometrics through direct collaboration with Apple in 2009 is credited with developing the first fingerprint reader for the Apple iPad and iPhone.  The S.I.C platform of identification solutions is interoperable and can be utilized with most existing infrastructures providing an optimum return on your investment. The company model of manufacturing simple and convenient turn-key solutions enables secure access to any IT application using state of the art finger biometric technology and is championed by S.I.C’s FMID mobile solution product line. (http://www.sicbiometrics.com)

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel and our ability to complete the proposed acquisition of S.I.C. Biometrics Inc. as currently planned.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.